UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_____________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 20, 2024

ARES STRATEGIC INCOME FUND
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01512	88-6432468
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, 44th Floor, New York, NY	10167
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities.

During February 2024, Ares Strategic Income Fund (the “Fund”) sold Class I common shares of beneficial interest. The number of shares to be issued was finalized on February 20, 2024. The purchase price per Class I common share equaled the Fund’s net asset value (“NAV”) per Class I common share as of January 31, 2024. The offer and sale of the Class I common shares was exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder. The following table details the Class I common shares sold:

Date of Unregistered Sales (dollar amount in millions)	Amount of Class I Common Shares	Total Consideration
During February 2024 (number of shares finalized on February 20, 2024)	2,096,062	$57.0

Item 8.01  Other Events.

Net Asset Value

The NAV per share of each class of the Fund as of January 31, 2024, as determined in accordance with the valuation policies and procedures of Ares Capital Management LLC, the Fund’s investment adviser, was as follows:

NAV as of January 31, 2024
Class I	$27.17
Class S	$27.17
Class D	$27.17

As of January 31, 2024, the Fund’s aggregate NAV was approximately $1,935 million, the fair value of its portfolio investments was approximately $2.8 billion, and it had approximately $670 million of debt outstanding. The Fund’s debt-to-equity leverage ratio as of January 31, 2024 was 0.35x.

February 2024 Distributions

As previously disclosed, on January 23, 2024, the Fund’s board of trustees declared regular monthly distributions for each class of the Fund’s common shares of beneficial interest, including Class I shares, Class S shares and Class D shares (the “Common Shares”) in the amounts per share set forth below:

	Gross Distribution	Shareholder Servicing and/or Distribution Fee	Net Distribution
Class I	$0.21430	$0.00000	$0.21430
Class S	$0.21430	$0.01830	$0.19600
Class D	$0.21430	$0.00538	$0.20892

The distributions for each class of Common Shares are payable to shareholders of record as of the open of business on February 29, 2024 and will be paid on or about March 25, 2024.

The February 2024 distributions will be paid in cash or reinvested in the Common Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Portfolio and Business Commentary

As of January 31, 2024, the Fund had investments in 275 portfolio companies with total fair value of approximately $2.8 billion. As of January 31, 2024, based on fair value, the Fund’s portfolio investments consisted of 92% in first lien senior secured loans, 3% in second lien senior secured loans, 1% in collateralized loan obligations, 2% in senior subordinated loans and 2% in preferred equity. As of January 31, 2024, 99% of the debt investments at fair value in the Fund’s portfolio were floating rate. As of January 31, 2024, the ten largest industries in which the Fund was invested, represented as a percentage of fair value, were as follows:

As of January 31, 2024
Industry
Software and Services	21.8%
Health Care Services	12.8%
Capital Goods	10.5%
Consumer Services	10.2%
Financial Services	7.1%
Insurance Services	6.6%
Commercial and Professional Services	4.8%
Media and Entertainment	4.4%
Pharmaceuticals, Biotechnology and Life Sciences	3.3%
Retailing and Distribution	3.0%

Status of Offering

The Fund is currently publicly offering on a continuous basis up to $7.5 billion of its Common Shares, pursuant to an offering (the “Offering”). Additionally, the Fund has sold unregistered shares as part of private offerings (the “Private Placements”). The following table lists the Common Shares issued and total consideration for both the Offering and the Private Placements as of the date of this filing. The table below does not include Common Shares issued through the Fund’s distribution reinvestment plan. The Fund intends to continue selling Common Shares in the Offering on a monthly basis.

(dollar amounts in millions)	Common Shares Issued	Total Consideration
Offering:
Class I	22,727,635	$615.4
Class S	14,136,775	$382.5
Class D	2,371,905	$64.2
Private Placements
Class I	38,478,742	$1,011.8
Class S	—	—
Class D	—	—
Total*	77,715,058	$2,074.0

*Amounts may not sum due to rounding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES STRATEGIC INCOME FUND

Date: February 21, 2024

	By:	/s/ JOSHUA M. BLOOMSTEIN
	Name:	Joshua M. Bloomstein
	Title:	General Counsel and Secretary